As filed with the Securities and Exchange Commission on February 10, 2010

Registration No. 333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OVERLAND STORAGE, INC.

(Exact Name of Registrant as Specified in its Charter)

California	95-3535285
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4820 Overland Avenue, San Diego, CA 92123

(Address of Principal Executive Offices)

2009 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT BETWEEN OVERLAND AND JILLIAN MANSOLF DATED JULY 16, 2009

STOCK OPTION AGREEMENT BETWEEN OVERLAND AND ANDREW WALSKY DATED JULY 16, 2009

STOCK OPTION AGREEMENT BETWEEN OVERLAND AND CHRISTOPHER GOPAL DATED SEPTEMBER 8, 2009

STOCK OPTION AGREEMENT BETWEEN OVERLAND AND GREGORY SHORT DATED DECEMBER 4, 2009

(Full Title of the Plans)

Eric L. Kelly

Chief Executive Officer

Overland Storage, Inc.

4820 Overland Avenue

San Diego, CA 92123

(Name and Address of Agent For Service)

(858) 571-5555

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

John J. Hentrich, Esq.

John D. Tishler, Esq.

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, California 92130-2006

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock to be issued pursuant to new grants under the Overland Storage, Inc. 2009 Equity Incentive Plan	416,666	$1.69 (3)	704,166 (3)	$50.21
Common Stock to be issued pursuant to the Overland Storage, Inc. 2009 Equity Incentive Plan as a result of the forfeiture, repurchase or settlement of grants made under any Prior Plans (as defined below) after January 5, 2010	1,404,755	$1.69 (3)	$2,374,036 (3)	$169.27
Common stock to be issued as a result of outstanding inducement stock option grants	121,666	(4)	$248,149 (4)	$17.69

(1)	Pursuant to Rule 416, this registration statement shall also cover any additional shares of common stock which become issuable under the Overland Storage, Inc. 2009 Equity Incentive Plan or under any outstanding inducement stock option grants by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the registrant’s outstanding shares of common stock.
(2)	Each share of common stock is accompanied by a common stock purchase right pursuant to a shareholder rights agreement between the registrant and Wells Fargo Bank, N.A., as rights agent, dated August 22, 2005.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low sales price on the NASDAQ Global Market on February 5, 2010.
(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933 based upon the respective exercise prices per share, as set forth in the following table:

	Number of Shares	Exercise Price Per Share ($)	Maximum Aggregate Offering Price ($)
Stock Option Agreement between Overland and Jillian Mansolf dated July 16, 2009;	40,000	1.65	66,000
Stock Option Agreement between Overland and Andrew Walsky dated July 16, 2009;	25,000	1.65	41,250
Stock Option Agreement between Overland and Christopher Gopal dated September 8, 2009; and	40,000	2.61	104,400
Stock Option Agreement between Overland and Gregory Short dated December 4, 2009	16,666	2.19	36,499
Total:	121,666		248,149

EXPLANATORY NOTE

This registration statement registers 1,943,087 shares of common stock, no par value per share, that may be issued pursuant to stock awards as follows:

(a) 1,821,421 shares of common stock under the Overland Storage, Inc. 2009 Equity Incentive Plan (the “2009 Plan”) comprised of:

(i) 416,666 shares of Overland Storage, Inc. common stock reserved for new awards to be granted under the 2009 Plan; and

(ii) up to 1,404,755 shares of Overland Storage, Inc. common stock which are subject to any outstanding awards under the 1995 Stock Option Plan, 1997 Executive Stock Option Plan, 2000 Stock Option Plan, 2001 Supplemental Stock Option Plan, and 2003 Equity Incentive Plan, as each may have been amended and restated, (collectively, the “Prior Plans”), that, after January 5, 2010, are either forfeited or are repurchased at original cost by Overland Storage, Inc. plus any shares that are not issued to the award holder as a result of a Prior Plan outstanding award being exercised or settled for less than the full number of shares that are subject to such exercise or settlement; and

(b) 121,666 shares of Overland Storage, Inc. common stock subject to outstanding inducement stock option grants as set forth in the above table.

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. Document(s) containing the information required by Part I of this registration statement will be sent or given to participants in the plan subject to this registration statement as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such document(s) are not filed with the SEC pursuant to Rule 424 under the Securities Act. Such document(s) and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed or to be filed with the Securities and Exchange Commission (the “Commission”) by the registrant are incorporated by reference in this registration statement:

(a) The registrant’s Annual Report on Form 10-K for the fiscal year ended June 28, 2009;

(b) The registrant’s Quarterly Reports on Form 10-Q for the quarters ended September 27, 2009 and December 27, 2009;

(c) The registrant’s Current Reports on Form 8-K filed with the Commission on June 30, 2009, September 14, 2009, September 21, 2009 and October 2, 2009, October 16, 2009, November 4, 2009, December 8, 2009, December 21, 2009 and January 8, 2010;

(d) The description of the registrant’s common stock contained in the registrant’s registration statement on Form 8-A, registering the registrant’s common stock under the Securities Exchange Act of 1934 (the “Exchange Act”), filed with the Commission on January 29, 1997, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(e) The description of the registrant’s common stock purchase rights contained in registrant’s registration statement on Form 8-A, registering the registrant’s common stock under the Exchange Act, filed with the Commission on August 26, 2005, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

California Incorporation

Section 317 of the California General Corporation Law (“CGCL”) provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., “derivative actions”) and does not apply to claims brought by outside parties.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The registrant’s articles of incorporation and bylaws implement the applicable statutory framework by limiting the personal liability of executive officers and directors for monetary damages for a breach of their fiduciary duty of care and making indemnification mandatory in those situations where it is merely permissible under the CGCL.

General

The registrant maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the registrant against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The registrant pays the premiums for such insurance.

Pursuant to separate indemnification agreements with the registrant, each executive officer and director of the registrant is indemnified against all liabilities relating to his or her position as an executive officer or director of the registrant, to the fullest extent permitted under applicable law.

The registrant may also enter into indemnification agreements with underwriters or agents providing that the underwriters or agents, as applicable, have to indemnify and hold harmless the registrant, its directors, each officer who signed the registration statement and any person who controls the registrant within the meaning of the Securities Act, from and against certain civil liabilities, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to the Company’s Form 10-K filed September 27, 2002).

4.2	Certificate of Amendment of Articles of Incorporation (incorporated by reference to the Company’s Form 10-Q filed February 10, 2006).

4.3	Certificate of Amendment of Articles of Incorporation (incorporated by reference to the Company’s Form 10-Q filed February 11, 2009).

4.4	Certificate of Amendment of Articles of Incorporation (incorporated by reference to the Company’s Form 8-K filed December 8, 2009).

4.5	Amended and Restated Bylaws (incorporated by reference to the Company’s Form 8-K filed August 26, 2005).

4.6	Certificate of Amendment of Bylaws (incorporated by reference to the Company’s Form 8-K filed April 30, 2007).

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (contained in the opinion of counsel filed as Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (set forth on the signature page of this registration statement).

99.1	Overland Storage, Inc. 2009 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 10, 2010).

99.2	Form of Stock Option Agreement for Inducement Options granted to executive officers (incorporated by reference to the Company’s Form 10-K filed October 7, 2009).

99.3	Form of Notice of Stock Option Grant and Stock Option Agreement for options granted to outside directors under the 2009 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 10, 2010).

99.4	Form of Notice of Stock Option Grant and Stock Option Agreement for options granted to senior officers under the 2009 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 10, 2010).

99.5	Form of Notice of Restricted Stock Award and Restricted Stock Agreement for restricted stock given to senior officers or outside directors under the 2009 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 10, 2010).

99.6	Form of Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement for restricted stock units given to senior officers or outside directors under the 2009 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 10, 2010).

Item 9.	Undertakings.

(a) (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subsections (i) and (ii) next above do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California, on this 10 day of February, 2010.

OVERLAND STORAGE, INC.

By:	/s/ ERIC L. KELLY
Eric L. Kelly President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of Overland Storage, Inc., hereby severally constitute and appoint Eric L. Kelly, Chief Executive Officer, and Kurt L. Kalbfleisch, Vice President of Finance and Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-8 filed with the Commission, and any and all amendments to such registration statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act in connection with the registration under the Securities Act of the registrant’s equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act this registration statement has been signed by the following persons in the capacities indicated below.

Signature	Title(s)	Date

/s/ ERIC L. KELLY Eric L. Kelly	President, Chief Executive Officer and Director (Principal Executive Officer)	February 10, 2010

/s/ KURT L. KALBFLEISCH Kurt L. Kalbfleisch	Vice President of Finance and Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	February 10, 2010

/s/ ROBERT A. DEGAN Robert A. Degan	Director	February 10, 2010

/s/ NORA DENZEL Nora Denzel	Director	February 10, 2010

/s/ SCOTT McCLENDON Scott McClendon	Chairman of the Board	February 10, 2010

/s/ MICHAEL NORKUS Michael Norkus	Director	February 10, 2010

INDEX TO EXHIBITS

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to the Company’s Form 10-K filed September 27, 2002).

4.2	Certificate of Amendment of Articles of Incorporation (incorporated by reference to the Company’s Form 10-Q filed February 10, 2006).

4.3	Certificate of Amendment of Articles of Incorporation (incorporated by reference to the Company’s Form 10-Q filed February 11, 2009).

4.4	Certificate of Amendment of Articles of Incorporation (incorporated by reference to the Company’s Form 8-K filed December 8, 2009).

4.5	Amended and Restated Bylaws (incorporated by reference to the Company’s Form 8-K filed August 26, 2005).

4.6	Certificate of Amendment of Bylaws (incorporated by reference to the Company’s Form 8-K filed April 30, 2007).

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (contained in the opinion of counsel filed as Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (set forth on the signature page of this registration statement).

99.1	Overland Storage, Inc. 2009 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 10, 2010).

99.2	Form of Stock Option Agreement for Inducement Options granted to executive officers (incorporated by reference to the Company’s Form 10-K filed October 7, 2009).

99.3	Form of Notice of Stock Option Grant and Stock Option Agreement for options granted to outside directors under the 2009 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 10, 2010).

99.4	Form of Notice of Stock Option Grant and Stock Option Agreement for options granted to senior officers under the 2009 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 10, 2010).

99.5	Form of Notice of Restricted Stock Award and Restricted Stock Agreement for restricted stock given to senior officers or outside directors under the 2009 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 10, 2010).

99.6	Form of Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement for restricted stock units given to senior officers or outside directors under the 2009 Equity Incentive Plan (incorporated by reference to the Company’s Form 10-Q filed February 10, 2010).